Exhibit 10.5

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made on January 27, 2011 to the Employment Agreement dated effective as of February 1, 2007 as amended by that First Amendment to Employment Agreement dated effective as of December 31, 2008 Employment Agreement (the “Employment Agreement”) entered into by and between BRE Properties, Inc. (the “Company”), and Kerry Fanwick (“Executive”) and is made effective as of January 1, 2011 (the “Amendment Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1. Recoupment. The following new Section 3.4 is hereby added to the Employment Agreement:

3.4 Recoupment. Executive understands and agrees that Executive shall be required to repay to the Company certain previously paid compensation, whether provided under this Agreement, an incentive compensation plan, or otherwise, if such repayment is required under any recoupment of compensation policy that the Company is required to adopt in order for the Company to comply with applicable laws or regulations or requirements of the stock exchange(s) upon which the Company’s securities are listed. Any such compensation previously paid to Executive shall not be fully and finally earned for purposes of federal or state wage and hour laws by Executive until the applicable recoupment period has expired. Any failure by Executive to timely comply with the provisions of this paragraph will be considered a material breach of this Agreement and will constitute, without limiting the Company’s other recourses or remedies, grounds for the Company to terminate Executive’s employment for Cause. Such obligation shall survive the termination of this Agreement and shall survive any release given by the Company to Executive upon Executive’s termination unless such release specifically provides that this obligation shall be released and no general release contained in any such release shall waive this obligation.

2. Modification to Section 8.2(a). Section 8.2(a) to the Employment Agreement is deleted in its entirety and replaced with the following:

(a) If within 12 months after the effective date of a Change in Control (as defined below) this Agreement and Executive’s employment is terminated due to Executive’s death or Disability, then Executive or his estate (i) shall receive, within 90 days after the close of the fiscal year in which the death or Disability occurred, a lump-sum payment equal to the estimated Annual Bonus that Executive would have earned for the fiscal year in question (based on actual performance relative to MBO Criteria for the fiscal year and Executive’s contribution, in each case up to the date of termination), calculated on a pro-rated basis to the Termination Date; and (ii) shall be entitled to the vesting benefits set forth in any performance stock award agreement or other equity award agreement whether now in existence or entered into during the term of this Agreement.

3. Modification of Exhibit A Section 1B of Exhibit A to the Employment Agreement entitled “Release” is hereby modified by adding before the parenthetical “(hereinafter referred to as “Company Claims”)” the following:

excluding any claims that may hereafter arise pursuant to Section 3.4 of the Agreement requiring Executive to repay any incentive compensation to be recouped by Company or any similar provision in any other agreement between Company and Executive relating to incentive compensation that the Company is required to recoup under a compensation policy that the Company is required to adopt in order for the Company to comply with applicable laws or regulations or requirements of the stock exchange(s) upon which the Company’s securities are listed.

4. Interpretation and Advice of Counsel. Executive was advised to seek the advice of counsel in connection with the negotiation of this Amendment. Executive has been given the opportunity to do so and this Amendment has been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

5. Definitions. Terms beginning with an initial capital letter not defined herein shall have the meaning given to them in the Employment Agreement.

6. Effect of Amendment. Accept as amended by this First Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the Effective Date.

BRE PROPERTIES, INC.	EXECUTIVE

/s/ Constance B. Moore Constance B. Moore CEO and President	/s/ Kerry Fanwick Kerry Fanwick